EXHIBIT 99.1


          Bach-Hauser Completes Acquisition of DM2 Technology, Inc.

TORONTO, Nov 11, 2004 (PRIMEZONE via COMTEX) -- Bach-Hauser (Pink Sheets:BHSR) today announced that it has completed the acquisition of DM2 Technology, Inc. Bach-Hauser has acquired DM2 Technology in exchange for stock and equity.
DM2 represents tremendous value creation for our shareholders; the company currently has over 1,000 POS (point of sale) terminals in the field and is in the process of final negotiations of other purchase agreements for additional terminals by which the company anticipates a significant increase to this installed base.

The company plans to change its name and ticker symbol to reflect the new business model of the corporation in the near future. The company will be filing to be listed on the OTCBB and shortly thereafter, based upon meeting the requirements and listing criteria, will be taking the necessary steps to file for small cap NASDAQ listing.

About DM2 Technology, Inc.

DM2 Technology is a provider of specialized POS equipment and software, which provides greater flexibility and reliability for debit and credit card financial payments. The company currently markets its products and services to retailers, online retailers, taxis and courier companies, some of its clients include 140 EasyHome stores and 90 Teleplus stores.

www.dm2debit.com

DM2 Technology specializes in the sale of POS (point of sale) equipment and software to handle bank card and credit card payments. DM2 has 150 sales agents across Canada. DM2 Technology has been in the business of handling Interac and Credit Card transaction payments since the government of Canada deregulated this market. At present, DM2 has approximately 1,000 terminals in retail outlets in every province except for Newfoundland and PEI.

DM2 TECHNOLOGY Inc. challenges competitors in the point of sale industry by implementing innovative solutions for businesses in order to reduce their overall operating cost. DM2 TECHNOLOGY INC assists small and large business owners looking to make financial savings in regards to their debit and credit card processing cost. Through commitment to their customers, their unique sales experience, and clarity of purpose and value, the company aims to deliver unique solutions that are not available from many competitors.

DM2's solutions include:

 -- Lease to own and purchase programs
 -- Reverse charging: the customer pays the transaction fee (optional) -- Cash-back: the merchant's cash register becomes an ATM and collects additional fees
 -- Contest/ loyalty programs
 -- Prepaid Programs


This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, the Company claims the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that production, pricing levels or other factors pertaining to the manufacturing and retail operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in the Company's most recent
SEC filings.

SOURCE: Bach-Hauser, Inc.

By Staff

CONTACT:  Focus Partners West LLC
          Ken Israel
          (858) 405-5498 direct
          kenisrael@earthlink.net

          Investor Relations
          (866)321-0494